Exhibit 10.3

WELLPOINT, INC.

COMPREHENSIVE NON-QUALIFIED DEFERRED

COMPENSATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE

JANUARY 1, 2009)

i

2.39	“Trigon SERP”	6
2.40	“UGS Pension Plan”	6
2.41	“WellPoint Plan”	6
2.42	“WellPoint SERP Participant”	6
2.43	“2005 Anthem SERP”	6
2.44	“2005 WellPoint Plan”	6
2.45	“2005 Anthem Plan”	6
2.46	“2005 Trigon Plan”	6
2.47	“2005 Trigon SERP”	6

ARTICLE III	ELIGIBILITY AND PARTICIPATION	6
3.01	Eligibility	6
3.02	Participation	7
3.03	Enrollment Requirements	7
3.04	Cessation of Participation	7

ARTICLE IV	DEFERRALS AND CONTRIBUTIONS	8
4.01	Salary and Compensation	8
4.02	Bonus	9
4.03	Newly Eligible Executives	10
4.04	Matching Contributions	10
4.05	Non-Elective Contributions	11

ARTICLE V	SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS	12

ARTICLE VI	EARNINGS	13
6.01	Investment Funds	13
6.02	Conversion of Investments from Predecessor Plans and Merged Plans	13

ARTICLE VII	VESTING	13
7.01	Elective Deferrals under the Plan	13
7.02	Supplemental Pension Plan Contributions	14
7.03	Predecessor or Merged Plans	14
7.04	Company and/or Make-Up Contributions	14

ARTICLE VIII	DISTRIBUTIONS	14
8.01	Annual Election	14
8.02	Time for Distribution	14
8.03	In-Service Payout	15
8.04	Separation from Service	15
8.05	Subsequent Changes in Elections	16
8.06	Death	16
8.07	Hardship Withdrawal	16
8.08	Valuation	17
8.09	Tax Withholding	17
8.10	Payment of Small Accounts	17
8.11	Right of Offset	17

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8.12	Bona Fide Dispute	18
8.13	Income Inclusion Under Code Section 409A	18
8.14	Effect of Rehire	18

ARTICLE IX	EFFECT ON PREDECESSOR AND MERGED PLANS	18
9.01	Coordination With Predecessor Plans	18
9.02	Predecessor Plan Accounts	18
9.03	Merged Plans	18

ARTICLE X	CLAIMS PROCEDURES	19
10.01	Presentation of Claim	19
10.02	Decision on Initial Claim	19
10.03	Right to Review	20
10.04	Decision on Review	20
10.05	Form of Notice and Decision	21
10.06	Legal Action	21

ARTICLE XI	ADMINISTRATION	21
11.01	Plan Administration	21
11.02	Powers, Duties and Procedures	21
11.03	Agents	21
11.04	Binding Effect of Decisions	22
11.05	Information	22
11.06	Coordination with Other Benefits	22

ARTICLE XII	MISCELLANEOUS	22
12.01	Limitation of Rights	22
12.02	Additional Restrictions	22
12.03	Indemnification	22
12.04	Assignment	23
12.05	Inability to Locate Recipient	23
12.06	Amendment and Termination	23
12.07	Applicable Law	23
12.08	No Funding	23
12.09	Trust	24

iii

WELLPOINT, INC.

COMPREHENSIVE NON-QUALIFIED DEFERRED

COMPENSATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE

JANUARY 1, 2009)

ARTICLE I

HISTORY AND PURPOSE

1.01 History. WellPoint, Inc. (the “Company”) established the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan, originally effective January 1, 2005 (“WellPoint Plan”), as a new plan for certain types of deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which governs nonqualified deferred compensation arrangements. The Company amended and restated the WellPoint Plan effective January 1, 2006, and renamed it the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Plan”). The Company most recently amended and restated the WellPoint Plan November 1, 2006. The Company hereby amends and restates the Plan effective as of January 1, 2009, as set forth herein.

(a) Merged Plans. In addition, effective January 1, 2005, the Company, one of its predecessors or entities related to the Company or a predecessor also established the following nonqualified deferred compensation plans applicable to amounts subject to Code Section 409A.

(i)	the 2005 Anthem Supplemental Executive Retirement Plan;

(ii)	the 2005 Anthem Deferred Compensation Plan;

(iii)	the 2005 Trigon Insurance Company 401(k) Restoration Plan; and

(iv)	the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

Each of the foregoing plans were separately maintained for the 2005 calendar year and cover deferred compensation that related solely the 2005 calendar year. The Company subsequently ceased accruals and merged each of the plans into the WellPoint Plan effective as of December 31, 2005 and are referred to herein as the Merged Plans (either alone or collectively).

(b) Predecessor Plans. The Company or one of its predecessors separately maintained the following nonqualified deferred compensation plans, which cover amounts earned and vested as of December 31, 2004 (including vested bonuses earned in 2004 and paid in 2005):

(i)	each pre-2005 Anthem Long-Term Incentive Plan;

(ii)	the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan;

(iii)	the Anthem Supplemental Executive Retirement Plan;

(iv)	the Anthem Deferred Compensation Plan;

(v)	the Trigon Insurance Company 401(k) Restoration Plan; and

(vi)	the Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

Each of the foregoing plans are referred to as a “Predecessor Plan(s).” Benefits ceased to accrue under the Predecessor Plans effective December 31, 2004 and, as such, are grandfathered for purposes of Code Section 409A. Solely for administrative purposes, Predecessor Plan Account balances, determined as of December 31, 2005, became accounted for under the 2005 WellPoint Plan effective as of January 1, 2006. In all other respects, each Predecessor Plan Account remains subject exclusively to the terms of the Predecessor Plan to which it relates.

1.02 Purpose. Except as otherwise provided herein, the Plan applies only to Participants to whose Accounts contributions are credited under Article IV and Article V. The purpose of the Plan is to (1) restore to selected employees of the Company and its affiliates certain benefits that cannot be provided under the tax-qualified plans maintained by the Company and its affiliates and (2) provide additional opportunities for certain management and highly compensated employees to defer one or more items of their compensation.

The Plan is intended to comply with Code Section 409A and shall be administered and operated in conformity with such provision and applicable Treasury Regulations. The Plan is further intended to be a plan that is unfunded and maintained by WellPoint, Inc. primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE II

DEFINITIONS

In this Plan, the following terms have the meanings indicated below:

2.01 “Account” means the account maintained under the Plan for each Participant which is credited with amounts under Article IV and Article V of the Plan and adjusted periodically for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with Article VIII. The Account of each Participant who is also a Predecessor Plan Participant shall also include the Predecessor Plan Account maintained on behalf of that Predecessor Plan Participant, as adjusted periodically for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with the terms of the Predecessor Plan to which it relates. Each Participant’s Account shall be divided into a series of Plan Year subaccounts, one for each Plan Year for which the Participant defers any

Compensation under the Plan. To the extent it considers necessary or appropriate, the Administrator may further divide each such Plan Year subaccount into a series of separate subaccounts so that each category of deferred Compensation may be credited to its own separate subcategories within that particular Plan Year subaccount.

2.02 “Administrator” means the Executive Vice President and Chief Human Resources of the Company and, if the context requires, the Human Resources Department of the Company, in charge of the day-to-day administration of the Plan.

2.03 “Affiliate” means an entity other than the Company whose employees participate in the tax-qualified retirement plans of ATH Holding Company, LLC or National Government Services, Inc. or whose employees are authorized to participate in the Plan by the Committee.

2.04 “Anthem LTIP” means each pre-2005 Anthem Long-Term Incentive Plan.

2.05 “Anthem Plan” means the Anthem Deferred Compensation Plan.

2.06 “Anthem SERP” means the Anthem Supplemental Executive Retirement Plan.

2.07 “Anthem SERP Participant” means an individual who is eligible on or after January 1, 2006 to earn a benefit under the 2005 Anthem SERP.

2.08 “Beneficiary” means the person or persons, natural or otherwise, designated in writing, to receive a Participant’s vested Account if the Participant dies before distribution of the entire vested balance credited to that Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant’s Beneficiary designation must be made in writing pursuant to such procedures as the Administrator may establish and delivered to the Administrator before the Participant’s death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Administrator will establish. If the Administrator has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the vested balance of such Participant’s Account will be distributed to his or her estate.

2.09 “Bonus” means an amount awarded to an Eligible Employee or Eligible Executive under the Annual Incentive Plan maintained by the Company.

2.10 “Bonus Deferral” means an election by a Participant to defer the receipt of a Bonus in accordance with the requirements of Article IV.

2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.12 “Committee” means the Compensation Committee of the Company’s Board of Directors or a subcommittee of two or more members thereof. The Committee shall have full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, to determine the benefit entitlement of each Participant and Beneficiary hereunder and to correct errors. The Committee may delegate any of its duties and responsibilities not otherwise delegated hereunder to the Executive Vice President and Chief Human Resources as Administrator, and unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority with respect to the delegated duties and responsibilities. In no event, however, shall the Committee delegate its authority to amend or terminate the Plan pursuant to the provisions of Sections 12.02 and 12.06. Decisions of the Committee or its delegate will be final and binding on all persons.

2.13 “Company” means WellPoint, Inc., an Indiana corporation.

2.14 “Company Contribution” means, for any one Plan Year, the amount determined in accordance with Section 4.05.

2.15 “Compensation” means compensation as defined in the Savings Plan, as constituted from time to time, without regard to the application of the limitation under Code Section 401(a)(17).

2.16 “Compensation Deferral” means an election by a Participant to defer the receipt of Compensation in accordance with the requirements of Article IV.

2.17 “Election Form” means the form or forms established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make a deferral election, make or change a payment election, and/or make or change an investment election. To the extent authorized by the Administrator, such form may be electronic or set forth in some other media or format.

2.18 “Eligible Employee” means each employee of the Company or an Affiliate who is not an Eligible Executive and whose Compensation is in excess of the Code Section 401(a)(17) compensation limit in effect at the time the employee’s eligibility is determined in accordance with Section 3.01.

2.19 “Eligible Executive” means each executive of the Company or an Affiliate at the level of Vice President or above.

2.20 “In-Service Payout” means a complete distribution of a Participant’s vested Plan Year subaccount (including the related Matching Contribution) as of a specified date elected by a Participant.

2.21 “Key Employee” means for the period January 1 through December 31 each individual identified by the Administrator as of the immediately preceding September 30 as a “key employee,” as defined under Code Section 416(i), disregarding Code Section 416(i)(5).

2.22 “Make-Up Contribution” means the contribution described under Section 4.05.

2.23 “Matching Contribution” means a matching contribution pursuant to Section 4.04.

2.24 “Merged Plan” means the 2005 Anthem SERP, the 2005 Anthem Plan, the 2005 Trigon Plan or the 2005 Trigon SERP.

2.25 “Participant” means a current or former Eligible Executive or Eligible Employee for whom an Account (including one or more Plan Year subaccounts) is maintained. A Participant shall also include a Predecessor Plan Participant for the limited purposes set forth in the Plan.

2.26 “Pension Benefit” means the benefit payable to an individual under the Pension Plan or the UGS Pension Plan, as the context requires.

2.27 “Pension Plan” means the WellPoint Cash Balance Pension Plan, as amended from time to time, and any predecessor qualified pension plan maintained by ATH Holding Company, LLC or its predecessors.

2.28 “Plan” means this WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan, as amended from time to time.

2.29 “Plan Year” means the calendar year.

2.30 “Predecessor Plan” means any of the WellPoint Plan, the Anthem SERP, the Anthem Plan, the various Anthem LTIPs, the Trigon Plan or the Trigon SERP, each of which cover grandfathered benefits not subject to Code Section 409A.

2.31 “Predecessor Plan Account” means a hypothetical or bookkeeping account reflecting a grandfathered benefit under a Predecessor Plan, the amount of which was transferred to the Plan on December 31, 2005. Such account is credited with additional earnings pursuant to Article VI.

2.32 “Predecessor Plan Participant” means an individual who was eligible to participate in one or more of the Predecessor Plans and who, as of December 31, 2005 (the date Predecessor Plan Accounts were transferred to the Plan), has a Predecessor Plan Account.

2.33 “Regulations” mean Treasury Regulations issued under the Code.

2.34 “Salary” means that portion of a Participant’s Compensation other than a Bonus.

2.35 “Salary Deferral” means an election by a Participant to defer the receipt of Salary in accordance with the requirements of Article IV.

2.36 “Savings Plan” means the WellPoint 401(k) Retirement Savings Plan, as amended from time to time.

2.37 “Separation from Service” means termination of the Participant’s employment relationship (within the meaning of Code Section 409A and Regulations promulgated thereunder) with the Company and its affiliates and any other service relationship defined in such applicable Regulations, other than by reason of death. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A. However, the Participant’s employment relationship with the Employer shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period for purposes of Code Section 409A only.

2.38 “Trigon Plan” means the Trigon Insurance Company 401(k) Restoration Plan.

2.39 “Trigon SERP” means the Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

2.40 “UGS Pension Plan” means the UGS Pension Plan, as amended from time to time, and any predecessor qualified pension plan maintained by National Government Services, Inc.

2.41 “WellPoint Plan” means the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan.

2.42 “WellPoint SERP Participant” means an individual who is eligible on or after January 1, 2006 to earn a benefit under Section 4.01 of the 2005 WellPoint Plan.

2.43 “2005 Anthem SERP” means the 2005 Anthem Supplemental Executive Retirement Plan.

2.44 “2005 WellPoint Plan” means the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan, as in effect on December 31, 2005.

2.45 “2005 Anthem Plan” means the 2005 Anthem Deferred Compensation Plan.

2.46 “2005 Trigon Plan” means the 2005 Trigon Insurance Company 401(k) Restoration Plan.

2.47 “2005 Trigon SERP” means the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Eligibility.

(a) Determination of an individual as an Eligible Executive is made each Plan Year. Once an individual is determined to be an Eligible Executive, the individual will continue to be an Eligible Executive until Separation from Service.

(b) Determination of an individual as an Eligible Employee is made on a Plan Year by Plan Year basis. An individual shall be designated as an Eligible Employee if, as of a day selected by the Administrator, in its discretion, that occurs at the end of or following a 12 month period designated by the Administrator, in its discretion, the Eligible Employee has Compensation in excess of the Code Section 401(a)(17) limit then in effect. If an employee has Compensation in excess of such limit for such 12 month period, the employee shall be an Eligible Employee for the Plan Year immediately following such period.

Notwithstanding any Plan provision to the contrary, the Committee may, in its sole discretion, place further requirements and/or limitations on an Eligible Employee or Eligible Executive’s participation in any portion of the Plan.

3.02 Participation. To begin participation in the Plan, an Eligible Executive and Eligible Employee shall properly complete and timely submit an Election Form to the Administrator in accordance with the Administrator’s rules. An Eligible Executive or Eligible Employee shall become a Participant on the first day on which a deferral of an elected amount or contribution is first credited to his or her Account. The Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

3.03 Enrollment Requirements. Election Forms shall be completed and filed with the Administrator by the time periods set forth in Article IV for the particular type of compensation to be deferred or during such other enrollment period as the Administrator determines in accordance with such Article. Subject to Section 8.05, a Participant may change or revoke a deferral or distribution election any time before such election becomes irrevocable, which shall occur as of the applicable deadline specified in Article IV unless the Administrator establishes an earlier deadline. Unless the Administrator determines otherwise, a new Election Form shall be required for each Plan Year in which an Eligible Executive wants to defer his or her Salary or Bonus and an Eligible Employee wants to defer his or her Compensation. A Participant’s Election Form shall specify the form of payment, which shall be paid at the times specified in Article VIII. Unless otherwise specified herein or determined by the Administrator, the election made by the Participant for each Plan Year shall apply to all amounts credited to the Participant’s Plan Year subaccount for such Plan Year.

3.04 Cessation of Participation.

(a) Loss of Eligibility.

(i)	An individual who is an Eligible Executive as of the first day of the Plan Year and who thereafter remains employed but ceases to be an executive of the Company or an Affiliate at the level of Vice President or above shall continue to be treated as an Eligible Executive during the course of that Plan Year and for each following Plan Year until the earliest of (A) the date the individual ceases to be employed by the Company or (B) the date the Plan is terminated.

(ii)	An individual who qualifies as an Eligible Employee for a particular Plan Year will automatically cease to be an Eligible Employee for an immediately following Plan Year if the individual ceases to meet the qualification requirements set forth in Section 3.01.

Any individual who ceases to be an Eligible Executive or Eligible Employee shall continue to be a Participant with respect to amounts credited to his or her Account until such amounts are completely distributed to him or her in accordance with the Plan.

(b) Committee Discretion. Notwithstanding any Plan provision to the contrary, the Committee shall have the sole discretionary authority to exclude a Participant from making further deferrals under the Plan with such exclusion becoming effective as of the first day of the next succeeding Plan Year. Such Participant shall remain a Participant in the Plan until his Account balance is paid in full.

(c) Hardship Withdrawals. Elective or deemed deferrals made by a Participant who receives a hardship withdrawal shall be canceled pursuant to Section 8.07. The Participant shall remain a Participant in the Plan until his Account balance is paid in full.

(d) Separation from Service or Death. Notwithstanding anything in the Plan to the contrary, upon a Participant’s Separation from Service or death, if earlier, any outstanding distribution election shall be given effect to the extent any amounts covered by such election are paid after such event.

ARTICLE IV

DEFERRALS AND CONTRIBUTIONS

4.01 Salary and Compensation.

(a) Elections. Subject to Article III, an Eligible Executive may make a Salary Deferral and an Eligible Employee may make a Compensation Deferral by filing an Election Form with the Administrator before the beginning of the Plan Year in which the Salary or Compensation, as the case may be, is earned. All deferrals shall be made on a pre-tax basis.

(b) Amount.

(i)	Salary Deferral. For each Plan Year, an Eligible Executive may elect to make a Salary Deferral for each payroll period in a percentage (not to exceed 60%) of his or her net Salary. Deferrals to the Plan shall begin after the Eligible Executive has made the maximum salary deferrals permitted under the Savings Plan for the Plan Year by reason of Code Section 402(g) or, if earlier, when the Eligible Executive’s Compensation exceeds the limit established by Code Section 401(a)(17). The Administrator may prescribe such rules and requirements regarding Salary Deferral elections, including without limitation the requirement that an Eligible Executive’s Salary Deferral election be in the same percentage as his or her deferral election under the Savings Plan as in effect on the first day of the Plan Year to which the Salary Deferral election relates and that, in such a case, an Eligible Executive’s Savings Plan election cannot be changed during the Plan Year to which the Salary Deferral election relates.

(ii)	Compensation Deferral. For each Plan Year in which an Eligible Employee participates in the Plan, he or she may elect to defer for each payroll period in a percentage (but not in excess of 6%) of his or her net Compensation. Deferrals to the Plan shall begin after the Eligible Employee has made the maximum salary deferrals permitted under the Savings Plan for the Plan Year by reason of Code Section 402(g) or, if later, when the Eligible Employee’s Compensation exceeds the limit established by Code Section 401(a)(17).

(c) No Changes. Subject to Section 3.03, a Salary Deferral and Compensation Deferral election shall be irrevocable as of the first day of the Plan Year to which the Election Form relates, or if an election is filed under Section 4.03, the 31st day of the newly-eligible election period.

(d) Crediting. Salary or Compensation Deferrals made by a Participant will be credited to his or her applicable Plan Year subaccount as soon as practical after the date that the Salary or Compensation amount to which those Salary or Compensation Deferrals relate would have otherwise been paid.

4.02 Bonus.

(a) Elections.

(i)	Generally. Subject to Article III, an Eligible Executive may make a Bonus Deferral by filing an Election Form with the Administrator before the beginning of the Plan Year in which the Bonus is earned. All deferrals shall be made on a pre-tax basis.

(ii)

Performance-Based Compensation. Notwithstanding anything in the Plan to the contrary, to the extent the Committee determines that a Bonus constitutes “performance-based compensation” (within the meaning of Code Section 409A and regulations issued thereunder), the Committee may permit an Eligible Executive to file an Election Form with the Administrator on or before a date that occurs no later than six months before the end of the performance period provided that (A) the Eligible Executive performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Election Form is submitted and (B) the compensation is not readily ascertainable (within the meaning of Code Section 409A and regulations issued thereunder) as of the date the Election Form is filed. If a Bonus Deferral election is made pursuant to this paragraph after the beginning of the Plan

Year in which the Bonus is earned, such election shall be void if the Bonus becomes payable as a result of the Eligible Executive’s death before the satisfaction of the performance criteria.

(b) Amount. For each Plan Year, an Eligible Executive may elect to make a Bonus Deferral with respect to any amount of his or her net Bonus, provided that the amount deferred will be equal to the percentage elected for his or her Bonus Deferral plus the percentage elected for his Salary Deferral. The total amount of Salary Deferrals and Bonus Deferrals for a given Plan Year cannot exceed 80% of his or her Compensation.

(c) No Changes. Subject to Section 3.03, such Bonus Deferral election shall be irrevocable as of the first day of the Plan Year to which the Election Form relates or the deadline established by the Administrator for performance-based compensation, as the case may be.

(d) Crediting. Bonus Deferrals made by the Participant will be credited to his or her applicable Plan Year subaccount as soon as practical after the date that the Bonus amount to which those Bonus Deferrals relate would have otherwise been paid.

4.03 Newly Eligible Executives.

(a) Notwithstanding anything in the Plan to the contrary, if an individual first becomes an Eligible Executive after the start of a Plan Year (and is not already eligible to participate in any other “account balance plan” (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)) of the Company or an Affiliate), that individual may, within 30 days after he or she first becomes eligible to participate in the Plan, elect to make a Salary Deferral election. An election to participate shall only be effective with respect to Salary earned for services performed by such individual in pay periods during that Plan Year beginning after the filing of his or her Election Form. An Eligible Executive who first becomes eligible during the Plan Year may only make a Bonus Deferral if he or she first becomes eligible before June 30 of the Plan Year.

(b) Where a Participant who is an Eligible Executive has ceased being eligible to participate in the Plan and he or she subsequently becomes eligible to participate in the Plan again, such individual may be treated as being initially eligible to participate in the Plan for purposes of subsection (a) if he or she had not been eligible to participate in the Plan (or any other “account balance plan,” as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A) of the Company or an Affiliate) (other than the accrual of earnings) at any time during the 24-month period ending on the date the individual again becomes eligible to participate in the Plan. Such individual shall be permitted to make an election during the 30 day period described in subsection (a).

4.04 Matching Contributions.

(a) Eligibility. Participants shall be entitled to a Matching Contribution under the Plan only to the extent he or she has satisfied the eligibility requirements for an employer matching contribution under the Savings Plan.

(b) Amount. The amount of the Matching Contribution to which a Participant is entitled for each payroll period will be equal to 100% of the first 6% of his or her Compensation that he or she elects to defer under the Plan or the Savings Plan less the amount of matching contribution made under the Savings Plan with respect to his or her Compensation for that payroll period.

(c) Crediting. The Matching Contributions to which the Participant is entitled will be credited to his or her applicable Plan Year subaccount at such time and in such manner as determined by the Administrator and as applied uniformly to all Participants.

4.05 Non-Elective Contributions.

(a) Eligibility. For each Plan Year, the Company or an Affiliate, in its sole discretion, may, but is not required to, credit any amount it desires as a Company Contribution and/or Make-Up Contribution to the Plan Year subaccount of one or more Participants, on such terms as it determines, which need not be the same for each Participant.

(b) Company Contribution.

(i)	Form of Payment. Subject to Article III, a Participant who receives a Company Contribution may make a separate election as to the form of payment for such Amount. Any Election Form selecting a form of payment must be filed with the Administrator either:

(A)	During a period of at least 30 days, or as otherwise specified by the Administrator in its discretion, that occurs before the beginning of the Plan Year in which the Company Contribution is earned or begins to be earned, as the case may be, or

(B)	Within 30 days after the Company Contribution is awarded, Contribution is subject to a vesting schedule of at least 12 months from the date the completed Election Form is filed with the Administrator (taking into account any automatic vesting provisions that may be provided upon certain terminations from employment that may occur before such 12 month period).

If no such Election Form is filed, then the Participant’s elected form of payment that applies to the Plan Year subaccount in which the Company Contribution is credited shall apply.

(ii)	No Changes. Subject to Section 3.03, a Participant’s Election Form shall be irrevocable as of the first day of the Plan Year to which the Election Form relates.

(iii)	Amount. The Company Contribution credited to a Participant shall be determined by the Committee or the Administrator, in their discretion. Such contribution may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution for that Plan Year. Crediting of a Company Contribution for one Plan Year does not guarantee a Company Contribution for subsequent Plan Years.

(c) Make-Up Contribution.

(i)	Form of Payment. If a Participant is credited with a Make-Up Contribution, such contribution shall be paid in a lump sum at the earlier of the Participant’s Separation from Service or death.

(ii)	Amount. The Make-Up Contribution credited to a Participant shall be determined by the Committee or the Administrator, in their discretion.

(d) Crediting. Company and Make-Up Contributions will be credited to a Participant’s applicable Plan Year subaccount as soon as practical after the date that the Company or Affiliate determines such contributions shall be made.

ARTICLE V

SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS

For Plan Years beginning on and after January 1, 2006, a Participant whose benefit under the Pension Plan or UGS Pension Plan, as the case may be, is limited as a result of Code Section 401(a)(17) or Code Section 415, shall be credited with a Supplemental Pension Contribution. The Supplemental Contribution shall be equal to the difference between the amount which was actually credited to his account under the Pension Plan or the UGS Pension Plan, as the case may be, and the amount which would have been credited to his account had the amount not been limited as a result of Code Section 401(a)(17) or Code Section 415. The Supplemental Pension Contribution to which the Participant is entitled will be credited to his applicable Plan Year subaccount as of the date that the Pension Benefit to which such Supplemental Pension Benefit Contribution relates would otherwise have been credited under the Pension Plan.

Notwithstanding the foregoing and subject to Section 12.06, the Company reserves the discretion to credit some or all of a Participant’s Supplement Contributions including earnings on such amounts, on a prospective or retroactive basis, to the Pension Plan or the UGS Pension Plan, as the case may be. Any such credit shall only be made if it is consistent with applicable rules governing the Pension Plan and/or the UGS Pension Plan and Code Section 409A and Regulations issued thereunder.

ARTICLE VI

EARNINGS

6.01 Investment Funds. Amounts credited to a Participant’s Account under the Plan shall be credited with earnings, at periodic intervals determined by the Administrator, at a rate equal to the actual rate of return for such period on the investment fund or funds or index or indices or vehicle or vehicles selected by that Participant from a range of investment vehicles authorized by the Committee. The rate of return on such investment vehicles shall be tracked solely for the purpose of determining the phantom investment gain, earnings and losses to be credited to the Participant’s Account during the deferral period. Neither the Company nor any of its affiliates shall be obligated to make any actual investment.

6.02 Conversion of Investments from Predecessor Plans and Merged Plans. Before January 1, 2006, amounts representing Predecessor Plan Account balances and account balances from Merged Plans were credited with earnings based on investment options available under the Predecessor Plan or Merged Plan to which they related. Effective as of January 1, 2006, those Predecessor Plan Accounts (or accounts from Merged Plans) shall be credited with earnings in accordance with Section 6.01. Before January 1, 2006, the Committee shall prescribe rules (that may vary among classes of Participants) that provide each Predecessor Plan Participant (and Participant with a Merged Plan account balance) an opportunity to select the investment fund or funds or index or indices to be used as the basis for crediting his or her Predecessor Plan Account (or Merged Plan account) with earnings as of January 1, 2006. To the extent the Committee has not received investment direction from a Participant before December 15, 2005 with respect to his or her Predecessor Plan Account or Merged Plan account, such Predecessor Plan Account or Merged Plan account shall be credited with earnings based upon a default investment option under the Savings Plan designated as such by the Committee or in accordance with such other rules as may be adopted by the Committee and applied on a consistent, uniform basis.

ARTICLE VII

VESTING

7.01 Elective Deferrals under the Plan.

(a) Each Participant will be 100% vested in that portion of his or her Account attributable to Salary Deferrals, Compensation Deferrals and Bonus Deferrals made on or after January 1, 2006.

(b) Deferrals made under the Plan before January 1, 2006 were 100% vested except as follows:

(i)	To the extent any item of Compensation deferred under the Plan before January 1, 2006 would have been subject to additional vesting requirements if not deferred, then the portion of the Participant’s Plan Year subaccount attributable to that item shall be subject to those additional vesting requirements.

(ii)	Each Participant will vest in the portion of each Plan Year subaccount attributable to “Supplemental Pension Plan

Contributions” and “Supplemental Special Deferred Compensation Arrangements” (as those terms were defined in the Plan before January 1, 2006) in the same manner that he or she vests under the Pension Plan, as amended from time to time, and/or under any “Special Deferred Compensation Arrangement” (as that term was defined in the Plan before January 1, 2006).

7.02 Supplemental Pension Plan Contributions.

(a) Contributions made on and after January 1, 2006 to a WellPoint SERP Participant’s Plan Year subaccount under Article V shall vest in the same manner as benefits vest for such Participant under the Pension Plan and/or UGS Pension Plan, as the case may be and as such plans may be amended from time to time.

(b) Contributions made on and after January 1, 2006 to an Anthem SERP Participant’s Plan Year subaccount under Article V shall vest in accordance with the terms of the 2005 Anthem SERP.

7.03 Predecessor or Merged Plans. Vesting of a Participant’s Account attributable to deferrals made and accruals earned before January 1, 2006 under a Predecessor Plan or Merged Plan were governed by the terms of the Predecessor Plan or Merged Plan to which they relate.

7.04 Company and/or Make-Up Contributions. Vesting of any Company Contributions and Make-Up Contributions shall be determined by the Company or Affiliate, in its sole discretion, and need not be the same for all Participants.

ARTICLE VIII

DISTRIBUTIONS

8.01 Annual Election. Participants must indicate on an Election Form which of the distribution options described below will govern payment of the Plan Year subaccount to which deferred amounts are credited before the beginning of the Plan Year in which the compensation is earned or such earlier or later time as may be specified by the Administrator pursuant to Article III or Article IV. Unless otherwise specified in the Plan or permitted by the Administrator, such distribution election applies to all amounts credited to the Plan Year subaccount, including, but not limited to, Matching Contributions and Supplemental Pension Contributions, provided such contributions or amounts are vested at the time of distribution. Any unvested amounts at Separation from Service shall be forfeited.

8.02 Time for Distribution. Except as otherwise provided in Section 8.07, distribution of a Participant’s Account shall be made on the earliest to occur of:

(a) The date elected by a Participant under Section 8.03 with respect to an In-Service Payout;

(b) The date set forth in Section 8.03 with respect to the Participant’s Separation from Service; or

(c) The date set forth in Section 8.06 with respect to the Participant’s death.

8.03 In-Service Payout. A Participant may irrevocably select, on his or her Election Form, a specified date to receive a lump sum In-Service Payout of all vested amounts credited to a Plan Year subaccount. Payment shall be made as soon as administratively feasible following the specified date and before the later of (i) December 31 of the calendar year containing the specified date, or (ii) the 15th day of the third month following the specified date. If any amounts are unvested at the time of the elected In-Service Payout date, but later become vested, such remaining amounts shall be paid at the earlier of the Participant’s Separation from Service or Death.

8.04 Separation from Service. Upon a Participant’s Separation from Service for any reason other than death, a Participant’s vested Plan Year subaccount shall be paid or begin to be paid as soon as administratively feasible following Separation from Service and before the later of (i) December 31 of the calendar year in which the Participant’s Separation from Service occurs, or (ii) the 15th day of the third month following the Participant’s Separation from Service. Notwithstanding the foregoing, distributions made to a Key Employee upon such separation shall be paid or begin to be paid no earlier than the first day following the six month anniversary of the Participant’s Separation from Service unless the Participant’s dies before or during such six-month period, in which case, such six-month delay shall not apply and payment shall be made pursuant to Section 8.06. Subsequent installment payments shall be made thereafter on or about the anniversary of the first installment payment.

Payment shall be made to the Participant in such form as determined below.

(a) Lump Sum. A Participant’s Plan Year subaccount balance shall be paid in a lump sum if:

(i)	timely elected by the Participant pursuant to the Plan; or

(ii)	no valid payment election is in effect when distribution is to be made.

(b) Annual Installments. A Participant may elect to receive payment of his or her Plan Year subaccount balance in either:

(i)	five annual installments; or

(ii)	ten annual installments.

Notwithstanding the foregoing, if a Participant’s Account balance constituting contributions (other than Company and Make-Up Contributions) for all Plan Years at Separation from Service or death, whichever is earlier, is equal to or less than the limit then in effect under Code Section 402(g), such balance shall be paid in a lump sum in lieu of any election to receive installments.

8.05 Subsequent Changes in Elections.

(a) Participants who previously elected to receive an In-Service Payout pursuant to Section 8.03 shall be permitted to change his or her election to delay the time for payment until the fifth anniversary of the date the lump sum distribution would otherwise have been made. However, no such change of election under this Section shall have any force or effect or become effective until the expiration of the 12-month period measured from the filing date of such election. In addition, each such change of election with respect to an original election to receive an In-Service Payout shall be valid only if such election is made at least 12 months before the date of the scheduled distribution. In no event, however, may any change to the time for payment in effect for the Plan Year subaccount result in any acceleration of the distribution of that subaccount. Notwithstanding anything in this Section to the contrary, in the event of the Participant’s Separation from Service or death after a subsequent election is made but before the end of the five-year delay described above, payment shall instead be made upon such Separation from Service or death, as the case may be.

(b) Notwithstanding any provision in the Plan to the contrary, on or before December 31, 2008, Participants may make changes to distribution elections previously filed with respect to amounts deferred under the Plan that relate to Plan Years 2005 through 2008 consistent with transition relief provided by the Department of the Treasury in Notice 2006-79, Notice 2007-86 and proposed regulations promulgated under Code Section 409A.

8.06 Death. If a Participant dies with a vested balance credited to one or more of his or her Plan Year subaccounts, whether or not the Participant was receiving payouts from those subaccounts at the time of his or her death, then the Participant’s Beneficiary will receive the vested balance of each of those Plan Year subaccounts in accordance with the form of distribution provisions set forth in Section 8.04. Notwithstanding the foregoing, if a Participant has any unvested Matching Contributions or Supplemental Pension Contributions credited to the Participant’s Account as of death, such amounts will become fully vested and nonforfeitable.

8.07 Hardship Withdrawal. This Section shall only apply to amounts credited to a Participant’s Account that are subject to Code Section 409A. Any hardship withdrawal right with respect to grandfathered amounts (within the meaning of Code Section 409A) shall be subject to rules, if any, of the Predecessor Plans. If a Participant (A) incurs a severe financial hardship as a result of (i) an illness or accident involving the Participant, his or her spouse, Beneficiary or any dependent (as determined pursuant to Section 152(a) of the Code), (ii) a casualty loss involving the Participant’s property or (iii) other similar extraordinary and unforeseeable event beyond the Participant’s control and (B) does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise) or liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship), to satisfy such financial emergency, then the Participant may apply to the Administrator for an immediate distribution from the vested portion of his or her Account (but not Predecessor Plan Account) in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. The Administrator shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution.

Any hardship withdrawal shall be made only to the extent permitted in accordance with Section 1.409A-3(i)(3) of the Regulations. As a condition of the Administrator’s acceptance of a request for a hardship withdrawal under this Section, the Participant’s election to make Salary Deferrals, Bonus Deferrals and/or Compensation Deferrals shall be terminated for the remainder of the Plan Year in which the hardship withdrawal is taken. In addition, such Participant shall be suspended from making Salary Deferrals, Compensation Deferrals and Bonus Deferrals for the Plan Year immediately after the Plan Year in which the hardship withdrawal is taken. Such Participant, if then an Eligible Employee or Executive, may make a deferral election that relates to the second Plan Year following the Plan Year in which the hardship withdrawal was made in accordance with Article III and Article IV.

8.08 Valuation. The amount to be distributed from any Plan Year subaccount pursuant to this Article VIII shall be determined on the basis of the vested balance credited to that subaccount as of the most recent practicable date (as determined by the Administrator or its delegate) preceding the date of the actual distribution.

8.09 Tax Withholding. Income taxes and other taxes payable with respect to an Account shall be deducted from amounts payable under the Plan. All federal, state or local taxes that the Administrator determines are required to be withheld from any payments made pursuant to this Article VIII shall be withheld.

8.10 Payment of Small Accounts. The Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Participant’s Account in a single lump sum if the balance of such Account is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan and all other account balance plans as determined pursuant to Treasury Regulation Section 1.409A-1(c)(2).

8.11 Right of Offset. The Company or an Affiliate shall have the right to offset any amounts payable to a Participant under the Plan to reimburse the Company or an Affiliate for liabilities or obligations of the Participant to the Company or Affiliate if the following conditions are met:

(a) the liabilities or obligations of the Participant to the Company or Affiliate were incurred in the ordinary course of the service relationship between the Participant and the Company or Affiliate;

(b) the entire amount to be offset does not exceed $5,000 in any taxable year of the Participant; and

(c) the offset is made at the same time and in the same amount as the liabilities or obligations otherwise would have been due and collected from the Participant.

8.12 Bona Fide Dispute. The Committee or the Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan pursuant to Treasury Regulation Section 1.409A-3(j)(4)(xiv) where such payment occurs as part of an arm’s length settlement of a bona fide dispute between the Company or an Affiliate and a Participant as to the Participant’s right to the deferred amount.

8.13 Income Inclusion Under Code Section 409A. The Committee or the Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.

8.14 Effect of Rehire. In the event a Participant experiences a Separation from Service, begins receiving payment of his or her Account and is subsequently rehired by the Company or an Affiliate, distributions shall continue as regularly scheduled.

ARTICLE IX

EFFECT ON PREDECESSOR AND MERGED PLANS

9.01 Coordination With Predecessor Plans. Solely for ease of administration, the Predecessor Plans may be attached as exhibits to the Plan and are incorporated by reference herein. Except as otherwise specifically provided in the Plan, eligibility for and entitlement to benefits under the Predecessor Plans are governed solely by the terms of those Predecessor Plans. Effective January 1, 2005 (or such earlier date as may be provided in a Predecessor Plan), Participants ceased to accrue further benefits under the Predecessor Plans; however, Predecessor Plan benefits continue to accrue earnings per the Predecessor Plan terms before January 1, 2006 and pursuant to the Plan effective as of January 1, 2006. A Predecessor Plan Participant who does not meet the requirements of an Eligible Executive or Eligible Employee shall participate in the Plan (and have rights and obligations hereunder) solely with respect to the Predecessor Plan Account maintained under the Plan on his or her behalf.

9.02 Predecessor Plan Accounts. Although benefits accrued under Predecessor Plans are grandfathered for purposes of Code Section 409A to the extent such amounts were earned and vested as of December 31, 2004, for administrative purposes, the December 31, 2005 Predecessor Plan Account balance of any Predecessor Plan Participant became accounted for under the Plan as of January 1, 2006 and shall be subject to Article VI. In all other respects, each Predecessor Plan Account shall remain subject exclusively to the terms of the Predecessor Plan to which it relates, including without limitation the existing distribution election (commencement date and form of distribution) applicable to the Predecessor Participant’s Predecessor Plan Account. Any change in that distribution election must be made in compliance with the applicable provisions of the applicable Predecessor Plan.

9.03 Merged Plans. The 2005 Anthem Plan, the 2005 Anthem SERP, the 2005 Trigon Plan and the 2005 Trigon SERP were merged into the Plan effective as of December 31, 2005. All benefits accrued under such merged plans are subject to Code Section 409A. In conjunction with the merger, on and after January 1, 2006, benefits ceased to accrue under the 2005 Anthem Plan, the 2005 Anthem SERP, the 2005 Trigon Plan, and the 2005 Trigon SERP except as otherwise provided in the Plan. The rights and obligations of participants in the Merged Plans before their effective dates of merger shall be governed solely by the terms of the Merged Plans; provided, however, that to the extent minimally necessary to comply with the requirements of Section 409A of the Code, the requirements and restrictions of Sections 5.01(a)-(c) and 8.01(a)-(d) of the 2005 WellPoint Plan shall apply, effective as of January 1, 2005, to the portion of the Participant’s Account attributable to the 2005 Anthem Plan. Distributions of amounts attributable to Merged Plan benefits are made pursuant to a Participant’s election in effect under the applicable Merged Plan. If no such election is on file, amounts shall be distributed in a single lump sum payment.

ARTICLE X

CLAIMS PROCEDURES

10.01 Presentation of Claim. No application is required for the commencement of benefits under the Plan. However, if a Participant or Beneficiary (“Claimant”) believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee for such a greater benefit. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant. A claim shall be considered to have been made when a written communication made by the Claimant or the Claimant’s representative is received by the Committee or its authorized delegate. References to the Committee in this Article includes references to the Executive Vice President and Chief Human Resources and, if applicable, such officer’s delegate. The Executive Vice President and Chief Human Resources may further delegate, orally or in writing, authority to decide certain claims under this Article.

10.02 Decision on Initial Claim. The Committee shall consider a Claimant’s claim and provide written notice to the Claimant of any denial within a reasonable time, but no later than 90 days after receipt of the claim. If an extension of time beyond the initial 90-day period for processing is required, written notice of the extension shall be provided to the Claimant before the initial 90-day period expires indicating the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. In no event shall the period, as extended, exceed 180 days. If the Committee denies, in whole or in part, the claim, the notice shall set forth in a manner calculated to be understood by the Claimant:

(a) The specific reasons for the denial of the claim, or any part thereof;

(b) Specific references to pertinent Plan provisions upon which such denial was based;

(c) A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d) An explanation of the claim review procedure, which explanation shall also include a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claim upon review.

10.03 Right to Review. A Claimant is entitled to appeal any claim that has been denied in whole or in part. To do so, the Claimant must submit a signed, written request for review with the Committee within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part. Absent receipt by the Committee of a written request for review within such 60-day period, the claim shall be deemed to be conclusively denied. The Claimant (or the Claimant’s duly authorized representative) may:

(a) Review and/or receive copies of, upon request and free of charge, all documents, records, and other information relevant to the Claimant’s claim; and/or

(b) Submit written comments, documents, records or other information relating to her claim, which the Committee shall take into account in considering the claim on review, without regard to whether such information was submitted or considered in the initial review of the claim.

If a Claimant requests to review and/or receive copies of relevant information pursuant to subsection (a) above before filing a written request for review, the 60-day period for submitting the written request for review will be tolled during the period beginning on the date the Claimant makes such request and ending on the date the Claimant reviews or receives such relevant information.

10.04 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after it receives a written request for review of the denial, unless other special circumstances require additional time. In such case, the Committee will notify the Claimant, before the expiration of the initial 60-day period and in writing, of the need for additional time, the reason the additional time is necessary, and the date (no later than 60 days after expiration of the initial 60-day period) by which the Committee expects to render its decision on review. Notwithstanding the foregoing, if the Committee determines that an extension of the initial 60-day period is required due to the Claimant’s failure to submit information necessary for the Committee to decide the claim, the time period by which the Committee must make its determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written in a manner calculated to be understood by the Claimant, and shall contain:

(a) Specific reasons for the decision;

(b) Specific references to the pertinent Plan provisions upon which the decision was based;

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the Claimant’s claim;

(d) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a wholly or partially denied claim for benefits; and

(e) Such other matters as the Committee deems relevant.

10.05 Form of Notice and Decision. Any notice or decision by the Committee under this Article may be furnished electronically in accordance with Department of Labor Regulation Section 2520.104b-(1)(c)(i), (iii) and (iv).

10.06 Legal Action. Any final decision by the Committee shall be binding on all parties. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan. Any such legal action must be initiated no later than 180 days after the Committee renders its final decision. If a final determination of the Committee is challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based on the evidence considered by the Committee at the time of such determination.

ARTICLE XI

ADMINISTRATION

11.01 Plan Administration. The Committee has overall responsibility for the Plan, but the Administrator shall have responsibility for the day-to-day administration of the Plan, as specified herein and as otherwise delegated by the Committee. The Administrator and members of the Committee may be Participants under this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The Chief Executive Officer, Executive Vice President and Chief Human Resources or any other individual charged with administrative authority may not act on any matter involving such individual’s own participation in the Plan.

11.02 Powers, Duties and Procedures. The Committee shall have full and complete discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, including any rules relating to trading restrictions as it determines necessary, and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the claims procedures set forth in Article X or otherwise with regard to the Plan. The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Participant or Beneficiary or other person having or claiming to have any interest under the Plan. When making a determination or calculation, the Committee may rely on information furnished by a Participant or the Company, an Affiliate or other related entity. Benefits under the Plan shall be paid only if the Committee decides in its sole discretion that the Participant or Beneficiary is entitled to them. The Committee may delegate such powers and duties as it determines for the efficient administration of the Plan.

11.03 Agents. In the administration of this Plan, the Committee or the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company, an Affiliate or other related entity.

11.04 Binding Effect of Decisions. Notwithstanding any other provision of the Plan to the contrary, the Committee or its delegate shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Any such interpretation shall be final, conclusive and binding on all Participants, Beneficiaries and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee or its delegate acted arbitrarily and capriciously.

11.05 Information. To enable the Committee and the Administrator to perform its functions, the Company, an Affiliate or other related entity shall supply full and timely information to the Committee or the Administrator, as the case may be, on all matters relating to the compensation of its Participants, the dates of the death or Separation from Service and such other pertinent information as the Committee or Administrator may reasonably require.

11.06 Coordination with Other Benefits. The benefits provided to a Participant and the Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company, an Affiliate or other related entity. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE XII

MISCELLANEOUS

12.01 Limitation of Rights. Participation in the Plan does not give any individual the right to be retained in the service of the Company, any Affiliate or other related entity, or to interfere with the right of the Company, any Affiliate or other related entity to discipline or discharge the individual at any time, with or without cause, or to modify the Salary, Compensation or Bonus of such individual at any time.

12.02 Additional Restrictions. If the Administrator determines that additional restrictions or limitations must be placed on the investment vehicles utilized for measuring the return on the amounts credited to Participant Accounts, the right of Participants to make investment elections with respect to their Accounts, their ability to make or change distribution elections, their ability to defer distributions or to change the commencement date for the distribution of their benefits or the method of such distribution or their rights or status as creditors under the Plan in order to avoid current income taxation of amounts deferred under the Plan, the Administrator may, in its sole discretion, amend the Plan to impose such restrictions or limitations, cease deferrals under the Plan and/or defer distribution dates under the Plan.

12.03 Indemnification. The Company will indemnify and hold harmless the Directors, the members of the Committee and any delegate of the Committee, and employees of the Company and its Affiliates, from and against any and all liabilities, claims, costs and expenses, including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

12.04 Assignment. To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

12.05 Inability to Locate Recipient. If a benefit under the Plan remains unpaid for two (2) years from the date it becomes payable, solely by reason of the inability of the Administrator to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

12.06 Amendment and Termination.

(a) The Committee may, at any time, amend or terminate the Plan. Any amendment must be made in writing; no oral amendment will be effective. Except to the limited extent authorized pursuant to Section 12.02, no amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant’s Beneficiary), adversely affect the Participant’s or the Beneficiary’s rights and obligations under the Plan with respect to amounts already credited to a Participant’s Account, and all amounts deferred under the Plan before the date of any such amendment or termination of the Plan shall continue to become due and payable in accordance with the distribution provisions of Article VIII as in effect immediately before such amendment or termination.

(b) Notwithstanding subsection (a), if the Company exercises its discretion under Article V and determines an amendment is necessary to the Plan, participant consent shall only be required if the amendment impacts Supplemental Contributions and earnings credited through December 31, 2008.

(c) Upon termination of the Plan, the Committee reserves the discretion to accelerate distribution of the Accounts of Participants in accordance with regulations promulgated by the Department of Treasury under Code Section 409A.

12.07 Applicable Law. To the extent not governed by Federal law, the laws of the State of Indiana shall govern the Plan. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

12.08 No Funding. The obligation to pay the vested balance of each Participant’s Account shall at all times be an unfunded and unsecured obligation of the Company or its Affiliates, as the case may be, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Company or applicable Affiliate. Except to the extent provided below in Section 12.09, Plan benefits will be paid from the general assets of the Company, and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or its Affiliates. In all events, it is the intention of the Company and its Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

12.09 Trust. The benefits under the Plan will be paid from the assets of a grantor trust (the “Trust”) established by the Company to assist it and its Affiliates in meeting their obligations hereunder and, to the extent that such assets are not sufficient, by the Company or the applicable Affiliate out of their general assets. The Trust shall conform to the terms of the Internal Revenue Service Model Trust in Internal Revenue Service Procedure 92-64 (or any successor procedure).

*            *            *

IN WITNESS WHEREOF, WellPoint, Inc. has caused the Plan to be executed by its duly authorized representative as of the date indicated above.

WELLPOINT, INC.

By:	/s/ Angela F. Braly
Angela F. Braly
President and Chief Executive Officer